       As filed with the Securities and Exchange Commission via EDGAR on

                               February 9, 1998

                                                      Registration No. 333-42215

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------

                                Amendment No. 2

                                       to
                                    FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                         CRUSADER HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)

                                  Pennsylvania
        (State or other jurisdiction of incorporation or organization)

                  6749                                      23-2562545
     (Primary Standard Industrial                        (I.R.S. Employer
      Classification Code Number)                       Identification No.)

                              1230 Walnut Street
                       Philadelphia, Pennsylvania 19107
                                (215) 893-1500
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Bruce A. Levy
                                   President
                         Crusader Holding Corporation
                              1230 Walnut Street
                       Philadelphia, Pennsylvania 19107
                                (215) 893-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                  Copies to:

         Justin P. Klein, Esquire                      Mark K. Kessler, Esquire
    Ballard Spahr Andrews & Ingersoll                 Richard A. Silfen, Esquire
     1735 Market Street, 51st Floor              Wolf, Block, Schorr and Solis-Cohen LLP
    Philadelphia, Pennsylvania 19103               111 South 15th Street, 12th Floor
           (215) 665-8500                           Philadelphia, Pennsylvania 19102
                                                           (215) 977-2000

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Secur-ities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ---------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Secur-ities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PURPOSE: The purpose of this Amendment No. 2 is to (i) file Exhibit 10.8(b), First Amendment to Agreement, dated as of February 9, 1998, among the Registrant, Crusader Savings Bank, FSB, Crusader Mortgage Corporation and Jeffrey K. Rafsky; (ii) file Exhibit 10.12, Partnership Agreement, dated as of December 19, 1996 by and between Ronald L. Caplan and Quest Holding Company; and (iii) make additional changes to Part II as noted.

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.


     The following table sets forth the estimated amount of various expenses in connection with the sale and distribution of the securities being registered:

            SEC registration fee ......................    $  5,428
            NASD filing fee ...........................       2,340
            Nasdaq National Market filing fee .........      23,250
            Printing and engraving expenses ...........      85,000
            Legal fees and expenses
             (including blue sky fees and expenses) ...     150,000
            Accounting fees and expenses ..............      75,000
            Transfer agent fees .......................       5,000
            Miscellaneous .............................      53,982
                                                           --------
            Total .....................................    $400,000
                                                           ========
Item 14. Indemnification of Directors and Officers.

     The Pennsylvania Business Corporation Law of 1988 authorizes the Company to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company's Bylaws include the following provisions:


                                  Article VII

     7.1 INDEMNIFICATION OF DIRECTORS, OFFICERS, AND OTHER PERSONS. The Corporation shall indemnify any director, officer, employee or agent of the Corporation or any of its subsidiaries who was or is an "authorized representative" of the Corporation (which shall mean, for the purpose of this Article, a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation, its shareholders or otherwise) by reason of the fact that such person was or is an authorized representative of the Corporation to the fullest extent permitted by law, including without limitation indemnification against expenses (which shall include for purposes of this Article attorneys' fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim is finally determined by a court to have constituted willful misconduct or recklessness. If an authorized representative is not entitled to indemnification in respect of a portion of any liabilities to which such person may be subject, the Corporation shall nonetheless indemnify such person to the maximum extent for the remaining portion of the liabilities.

     7.2 ADVANCEMENT OF EXPENSES. The Corporation shall pay the expenses (including attorneys' fees and disbursements) actually and reasonably incurred in defending a proceeding on behalf of any person entitled to indemnification under Section 7.1 in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article and may pay such expenses in advance on behalf of any employee or agent on receipt of a similar undertaking. The financial ability of such authorized representative to make such repayment shall not be prerequisite to the making of an advance.

     7.3 EMPLOYEE BENEFIT PLANS. For purposes of this Article, the Corporation shall be deemed to have requested an officer, director, employee or agent to serve as fiduciary with respect to an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person as a fiduciary with respect to the plan; excise taxes assessed on an authorized representative with respect to any transaction with an employee benefit plan shall be deemed "fines"; and action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

     7.4 SECURITY FOR INDEMNIFICATION OBLIGATIONS. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate.

     7.5 RELIANCE UPON PROVISIONS. Each person who shall act as an authorized representative of the Corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

     7.6 AMENDMENT OR REPEAL. All rights of indemnification under this Article shall be deemed a contract between the Corporation and the person entitled to indemnification under this Article pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.

     7.7 SCOPE OF ARTICLE. The indemnification, as authorized by this Article, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in any other capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be an officer, director, employee or agent in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors and administrators of such person.

     The Company maintains a policy of directors' and officers' liability insurance.

Item 15. Recent Sales of Unregistered Securities.

     Since December 1, 1994, the Registrant has issued and sold the following unregistered securities:


     1. On March 1, 1996, the Company issued an amended and restated promissory note in the principal amount of $2,044,622 and authorized the issuance of 675,000 shares of Common Stock to Thomas J. Knox, Chairman of the Board and Chief Executive Officer of the Company. Such shares were issued on January 8, 1997 in connection with a twenty-eight-for-one split of the Common Stock, effected in the form of a stock dividend.

     2. On March 1, 1996, the Company issued an amended and restated promissory note in the principal amount of $876,267 and authorized the issuance of 300,000 shares of Common Stock to Bruce A. Levy, President and a director of the Company. Such shares were issued on January 8, 1997 for an aggregate price of $1,318,000.

     3. On December 31, 1996, the Company authorized the issuance of 42,000 shares of Common Stock to Thomas J. Knox, for an aggregate price of $140,000, which shares were issued on January 8, 1997.

     4. On December 31, 1996, the Company authorized the issuance of 18,000 shares of Common Stock to Bruce A. Levy, for an aggregate price of $60,000, which shares were issued on January 8, 1997.

     5. On January 31, 1997, the Company issued five exchangeable promissory notes, each in the principal amount of $13,800, and issued 5,000 shares of Common Stock, to each of Ronald L. Caplan, D. Walter Cohen, D.D.S., Daniel DiLella, Joel S. Lawson III and Brian McAdams, each of whom is a director of the Company. The aggregate price received by the Registrant from each such director was $25,000.

     6. On September 30, 1997, the Company issued a promissory note in the principal amount of $173,606 and issued 63,000 shares of Common Stock to Thomas
J. Knox, for an aggregate price of $350,000 and the Company issued a promissory note in the principal amount of $74,403 and issued 27,000 shares of Common Stock to Bruce A. Levy, for an aggregate price of $150,000.

     7. Effective November 30, 1997, the Company issued 150,000 shares of its Common Stock to Jeffrey K. Rafsky in exchange for 50 shares of CMC stock.

     8. On December 8, 1997, the Company granted options to purchase an aggregate of 20,000 shares of Common Stock at an exercise price of $12.00 per share to Joseph T. Crowley, President of the Bank.

     The Company believes that the transactions described above were exempt from registration under Sections 3(a)(9), 3(b) or 4(2) of the Securities Act because the subject securities were, respectively, either (i) exchanged by the issuer with its existing security holders exclusively, with no commission or other remuneration being paid or given directly or indirectly for soliciting such exchange; (ii) issued pursuant to a compensatory benefit plan pursuant to Rule 701 under the Securities Act; or (iii) sold to a limited group of persons, each of whom was believed to have been a sophisticated investor or had a pre-existing business or personal relationship with the Company or its management and was purchasing for investment without a view to further distribution. Restrictive legends were placed on stock certificates evidencing the shares and/or agreements relating to the right to purchase such shares described above.


Item 16. Exhibits and Financial Statement Schedules.

   Exhibit
     No.                                                       Exhibit
-------------   -----------------------------------------------------------------------------------------------------
 1              Form of Underwriting Agreement.*
 3.1            Amended and Restated Articles of Incorporation of the Registrant.*
 3.2            Amended and Restated Bylaws of the Registrant.*
 4.1            Form of certificate evidencing Common Stock of the Registrant.*
 4.2(a)         Subscription and Shareholders' Agreement, dated as of March 1, 1996, by and among the
                Registrant, Thomas J. Knox and Bruce A. Levy.*
 4.2(b)         Amendment of Shareholders' Agreement, dated January 31, 1997, among the Registrant,
                Thomas J. Knox, Bruce A. Levy, Daniel DiLella, Joel S. Lawson III, Brian McAdams and
                Ronald Caplan.*
 4.2(c)         Joinder among the Registrant and D. Walter Cohen, dated January 31, 1997, to Subscription and Shareholders' Agreement dated March 1, 1996, as amended by Amendment of Shareholders'
                Agreement dated January 31, 1997.*
 4.2(d)         Second Amendment of Shareholders' Agreement, dated as of January 9, 1998, among the
                Registrant, Thomas J. Knox, Bruce A. Levy, Daniel DiLella, Joel S. Lawson III, Brian
                McAdams, Ronald Caplan, D. Walter Cohen, Jeffrey K. Rafsky and Satellite Mortgage
                Corporation.*
 4.3            Amended and Restated Promissory Note, dated as of March 1, 1996, issued to Thomas J.
                Knox.*
 4.4            Amended and Restated Promissory Note, dated as of March 1, 1996, issued to Bruce A.
                Levy.*
 4.5            Exchangeable Promissory Note, dated as of January 31, 1997, issued to Daniel DiLella.*
 4.6            Exchangeable Promissory Note, dated as of September 30, 1997, issued to Thomas J. Knox.*
 4.7            Exchangeable Promissory Note, dated as of September 30, 1997, issued to Bruce A. Levy.*
 5              Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding legality of securities being registered.*
10.1            Directors' Stock Option Plan.*+
10.2            Employees Stock Option Plan.*+
10.3            Employment Agreement, dated as of March 1, 1996, between the Registrant and Bruce A.
                Levy.*+
10.4            Employment Agreement, dated as of December 11, 1997, between Crusader Savings Bank, FSB and Joseph T. Crowley.*+
10.5            Management Agreement, dated as of March 1, 1996, between the Registrant and Crusader
                Savings Bank, FSB.*
10.6            Lease Agreement and Indenture of Lease, dated as of April 30, 1994, by Walnut Square
                Partners and Crusader Savings Bank, FSB.*
10.7            Lease Agreement, dated as of July 1, 1984, by Goldie Sabel and Crusader Savings Bank,
                FSB.*

10.8(a)         Agreement, dated as of November 30, 1997, among the Registrant, Crusader Savings Bank,
                FSB, Crusader Mortgage Corporation and Jeffrey K. Rafsky.*
10.8(b)         First Amendment to Agreement, dated as of February 9, 1998, among the Registrant, Crusader
                Savings Bank, FSB, Crusader Mortgage Corporation and Jeffrey K. Rafsky.**
10.9(a)         Letter Agreement, dated as of July 8, 1996, among Crusader Savings Bank, FSB and Robert
                W. Stein.*
10.9(b)         Letter Agreement, dated as of September 13, 1996, among Crusader Savings Bank, FSB and
                Gary Snyder.*
10.9(c)         Shareholders' Agreement, dated as of October 2, 1996, by and among Crusader Savings Bank,
                FSB, Robert H. Stein, Gary Snyder and Crusader Servicing Corporation.*
10.10(a)        Letter Agreement, dated as of July 31, 1997, among Crusader Savings Bank, FSB and Michael
                D. Kushner and Gregory K. Kushner.*
10.10(b)        Subscription and Shareholders' Agreement, dated as of September 16, 1997, by and among
                Crusader Savings Bank, FSB, Michael D. Kushner, Gregory K. Kushner and Crusader Mortgage
                Corporation of Delaware.*
10.11(a)        Letter Agreement, dated as of November 7, 1997, among Crusader Savings Bank, FSB and
                Haiching Zhao, Ph.D.*
10.11(b)        Subscription and Shareholders' Agreement, dated as of December 11, 1997, by and among
                Crusader Savings Bank, FSB, Haiching Zhao, Ph.D. and National Chinese Mortgage
                Corporation.*
10.12           Partnership Agreement, dated as of December 19, 1996 by and between Ronald L. Caplan and Quest Holding Company.**
21              Subsidiaries of the Registrant.*
23.1            Consent of Grant Thornton LLP.**
23.2            Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5).*
24              Power of Attorney (included in signature page).*
27              Financial Data Schedule.*

---------------------
+Constitutes a management contract or compensatory plan.
*Previously filed.

**Filed herewith.


Item 17. Undertakings.

     The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Philadelphia, Commonwealth of Pennsylvania, on February 9, 1998.


                                            CRUSADER HOLDING CORPORATION

                                            By: /s/ Bruce A. Levy
                                                -------------------------------
                                                Bruce A. Levy
                                                President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Bruce A. Levy          President and Director             February 9, 1998
---------------------      (principal executive officer)
Bruce A. Levy

*                          Chairman and Director              February 9, 1998
---------------------      (principal executive officer)
Thomas J. Knox

*                          Vice President, Secretary and      February 9, 1998
---------------------      Treasurer (principal financial
Joseph T. Crowley          and accounting officer)


*                          Director                           February 9, 1998
---------------------
Paul Bachow

*                          Director                           February 9, 1998
---------------------
Ronald L. Caplan

*                          Director                           February 9, 1998
---------------------
D. Walter Cohen

*                          Director                           February 9, 1998
---------------------
Daniel DiLella

*                          Director                           February 9, 1998
---------------------
Linda R. Knox

*                          Director                           February 9, 1998
---------------------
Joel S. Lawson III

*                          Director                           February 9, 1998
---------------------
Brian McAdams

*By /s/ Bruce A. Levy
   ------------------
   Bruce A. Levy
   Attorney-in-Fact

                                    EXHIBIT INDEX

   Exhibit
     No.                                        Description                                                    Page
-------------                                  -------------                                                   ----
 1              Form of Underwriting Agreement.*
 3.1            Amended and Restated Articles of Incorporation of the Registrant.*
 3.2            Amended and Restated Bylaws of the Registrant.*
 4.1            Form of certificate evidencing Common Stock of the Registrant.*
 4.2(a)         Subscription and Shareholders' Agreement, dated as of March 1, 1996, by and among the
                Registrant, Thomas J. Knox and Bruce A. Levy.*
 4.2(b)         Amendment of Shareholders' Agreement, dated January 31, 1997, among the Registrant,
                Thomas J. Knox, Bruce A. Levy, Daniel DiLella, Joel S. Lawson III, Brian McAdams and
                Ronald Caplan.*
 4.2(c)         Joinder among the Registrant and D. Walter Cohen, dated January 31, 1997, to Subscription and Shareholders' Agreement dated March 1, 1996, as amended by Amendment of Shareholders'
                Agreement dated January 31, 1997.*
 4.2(d)         Second Amendment of Shareholders' Agreement, dated as of January 9, 1998, among the
                Registrant, Thomas J. Knox, Bruce A. Levy, Daniel DiLella, Joel S. Lawson III, Brian
                McAdams, Ronald Caplan, D. Walter Cohen, Jeffrey K. Rafsky and Satellite Mortgage
                Corporation.*
 4.3            Amended and Restated Promissory Note, dated as of March 1, 1996, issued to Thomas J.
                Knox.*
 4.4            Amended and Restated Promissory Note, dated as of March 1, 1996, issued to Bruce A.
                Levy.*
 4.5            Exchangeable Promissory Note, dated as of January 31, 1997, issued to Daniel DiLella.*
 4.6            Exchangeable Promissory Note, dated as of September 30, 1997, issued to Thomas J. Knox.*
 4.7            Exchangeable Promissory Note, dated as of September 30, 1997, issued to Bruce A. Levy.*
 5              Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding legality of securities being registered.*
10.1            Directors' Stock Option Plan.*+
10.2            Employees Stock Option Plan.*+
10.3            Employment Agreement, dated as of March 1, 1996, between the Registrant and Bruce A.
                Levy.*+
10.4            Employment Agreement, dated as of December 11, 1997, between Crusader Savings Bank, FSB and Joseph T. Crowley.*+
10.5            Management Agreement, dated as of March 1, 1996, between the Registrant and Crusader
                Savings Bank, FSB.*
10.6            Lease Agreement and Indenture of Lease, dated as of April 30, 1994, by Walnut Square
                Partners and Crusader Savings Bank, FSB.*
10.7            Lease Agreement, dated as of July 1, 1984, by Goldie Sabel and Crusader Savings Bank,
                FSB.*

10.8(a)         Agreement, dated as of November 30, 1997, among the Registrant, Crusader Savings Bank,
                FSB, Crusader Mortgage Corporation and Jeffrey K. Rafsky.*
10.8(b)         First Amendment to Agreement, dated as of February 9, 1998, among the Registrant, Crusader
                Savings Bank, FSB, Crusader Mortgage Corporation and Jeffrey K. Rafsky.**
10.9(a)         Letter Agreement, dated as of July 8, 1996, among Crusader Savings Bank, FSB and Robert
                W. Stein.*
10.9(b)         Letter Agreement, dated as of September 13, 1996, among Crusader Savings Bank, FSB and
                Gary Snyder.*
10.9(c)         Shareholders' Agreement, dated as of October 2, 1996, by and among Crusader Savings Bank,
                FSB, Robert H. Stein, Gary Snyder and Crusader Servicing Corporation.*
10.10(a)        Letter Agreement, dated as of July 31, 1997, among Crusader Savings Bank, FSB and Michael
                D. Kushner and Gregory K. Kushner.*
10.10(b)        Subscription and Shareholders' Agreement, dated as of September 16, 1997, by and among
                Crusader Savings Bank, FSB, Michael D. Kushner, Gregory K. Kushner and Crusader Mortgage
                Corporation of Delaware.*
10.11(a)        Letter Agreement, dated as of November 7, 1997, among Crusader Savings Bank, FSB and
                Haiching Zhao, Ph.D.*
10.11(b)        Subscription and Shareholders' Agreement, dated as of December 11, 1997, by and among
                Crusader Savings Bank, FSB, Haiching Zhao, Ph.D. and National Chinese Mortgage
                Corporation.*
10.12           Partnership Agreement, dated as of December 19, 1996 by and between Ronald L. Caplan and Quest Holding Company.**
21              Subsidiaries of the Registrant.*
23.1            Consent of Grant Thornton LLP.**
23.2            Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5).*
24              Power of Attorney (included in signature page).*
27              Financial Data Schedule.*

---------------------
+Constitutes a management contract or compensatory plan.
*Previously filed.

**Filed herewith.